Exhibit 99.4
To the Limited Partners of
CMF Eckhardt Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Eckhardt Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
212-296-1999

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
CMF Eckhardt Master Fund L.P.:
We have audited the accompanying statements of financial condition of CMF Eckhardt Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of income and expenses, and changes in partners’ capital for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Partnership for the period April 1, 2008 (commencement of trading operations) to December 31, 2008 were audited by other auditors whose report, dated March 26, 2009, expressed an unqualified opinion on those statements.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such 2010 and 2009 financial statements present fairly, in all material respects, the financial position of CMF Eckhardt Master Fund L.P. as of December 31, 2010 and 2009, and the results of its operations and its changes in partners’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
March 23, 2011

Report of Independent Auditors
To the Partners of
CMF Eckhardt Master Fund L.P.:
In our opinion, the accompanying statement of income and expenses, and statement of changes in partners’ capital present fairly, in all material respects, the financial position of CMF Eckhardt Master Fund L.P. at December 31, 2008, and the results of its operations for the period April 1, 2008 to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 26, 2009

CMF Eckhardt Master Fund L.P.
Statements of Financial Condition
December 31, 2010 and 2009

	2010	2009

Assets:
Equity in trading account:
Cash (Note 3c)	$17,880,619	$13,288,028
Cash margin (Note 3c)	3,438,436	3,204,078
Net unrealized appreciation on open futures contracts	2,382,658	600,831
Net unrealized appreciation on open forward contracts	47,060	290,682

Total assets	$23,748,773	$17,383,619

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$62,448	$63,160

Total liabilities	62,448	63,160

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2010 and 2009	—	—
Limited Partners, 18,257.6528 and 17,448.6548 Redeemable Units outstanding at December 31, 2010 and 2009, respectively	23,686,325	17,320,459

Total liabilities and partners’ capital	$23,748,773	$17,383,619

Net asset value per unit	$1,297.34	$992.65

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.
Condensed Schedule of Investments
December 31, 2010

	Number of
	Contracts /		% of Partners’
	Notional(s)	Fair Value	Capital

Futures Contracts Purchased
Currencies	273	$1,053,103	4.45%
Energy	63	39,532	0.17
Grains	183	493,177	2.08
Indices	102	36,360	0.15
Interest Rates U.S.	6	2,400	0.01
Interest Rates Non-U.S.	554	204,833	0.86
Metals	18	124,900	0.53
Softs	12	1,598	0.01

Total futures contracts purchased		1,955,903	8.26

Futures Contracts Sold
Currencies	98	446,076	1.88
Energy	5	(15,700)	(0.07)
Interest Rates Non-U.S.	21	(3,621)	(0.01)

Total futures contracts sold		426,755	1.80

Unrealized Appreciation on Open Forward Contracts
Currencies	$87,616	336	0.00 *
Metals	25	207,781	0.88

Total unrealized appreciation on open forward contracts		208,117	0.88

Unrealized Depreciation on Open Forward Contracts
Currencies	$86,667	(287)	(0.00)*
Metals	28	(160,770)	(0.68)

Total unrealized depreciation on open forward contracts		(161,057)	(0.68)

Total fair value		$2,429,718	10.26%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.
Condensed Schedule of Investments
December 31, 2009

	Number of		% of Partners’
	Contracts	Fair Value	Capital

Futures Contracts Purchased
Currencies	78	$58,547	0.34%
Energy	67	158,876	0.92
Grains	37	16,280	0.09
Indices	120	195,792	1.13
Interest Rates U.S.	6	(4,425)	(0.03)
Interest Rates Non-U.S.	14	12,150	0.07
Metals	17	21,710	0.13
Softs	59	169,950	0.98

Total futures contracts purchased		628,880	3.63

Futures Contracts Sold
Currencies	77	44,809	0.26
Energy	8	(480)	(0.00)*
Grains	68	(32,075)	(0.18)
Interest Rates U.S.	684	(26,821)	(0.16)
Interest Rates Non-U.S.	195	(8,802)	(0.05)
Softs	24	(4,680)	(0.03)

Total futures contracts sold		(28,049)	(0.16)

Unrealized Appreciation on Open Forward Contracts
Metals	43	341,017	1.97

Total unrealized appreciation on open forward contracts		341,017	1.97

Unrealized Depreciation on Open Forward Contracts
Metals	11	(50,335)	(0.29)

Total unrealized depreciation on open forward contracts		(50,335)	(0.29)

Total fair value		$891,513	5.15%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.
Statements of Income and Expenses
for the years ended December 31, 2010 and 2009
and for the period April 1, 2008
(commencement of trading operations)
to December 31, 2008

	2010	2009	2008

Income:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	$3,840,760	$(1,481,848)	$821,249
Change in net unrealized gains (losses) on open contracts	1,538,205	864,200	27,313

Gain (loss) from trading, net	5,378,965	(617,648)	848,562
Interest income	15,060	13,287	150,521

Total income (loss)	5,394,025	(604,361)	999,083

Expenses:
Clearing fees	104,549	49,325	23,298
Professional fees	80,788	89,472	71,050

Total expenses	185,337	138,797	94,348

Net income (loss)	$5,208,688	$(743,158)	$904,735

Net income (loss) per unit (Note 6)	$305.61	$(40.67)	$40.34

Weighted average units outstanding	16,835.4472	18,748.0136	23,511.0343

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.
Statements of Changes in Partners’ Capital
for the years ended December 31, 2010 and 2009
and for the period April 1, 2008
(commencement of trading operations)
to December 31, 2008

Partners’
Capital

Initial capital contribution at April 1, 2008 representing 24,000.0000 Redeemable Units	$24,000,000
Net income (loss)	904,735
Subscriptions of 964.0322 Redeemable Units	1,000,000
Redemptions of 5,109.9921 Redeemable Units	(5,224,779)
Distribution of interest income to feeder funds	(150,521)

Partners’ Capital at December 31, 2008	20,529,435
Net income (loss)	(743,158)
Redemptions of 2,405.3853 Redeemable Units	(2,452,531)
Distribution of interest income to feeder funds	(13,287)

Partners’ Capital at December 31, 2009	17,320,459
Net income (loss)	5,208,688
Subscriptions of 2,395.4136 Redeemable Units	2,750,000
Redemptions of 1,586.4156 Redeemable Units	(1,577,762)
Distribution of interest income to feeder funds	(15,060)

Partners’ Capital at December 31, 2010	$23,686,325

Net asset value per unit:

2008:	$1,034.02

2009:	$992.65

2010:	$1,297.34

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

1.	Partnership Organization:

CMF Eckhardt Master Fund L.P. (the “Master”) is a limited partnership that was organized under the partnership laws of the State of New York on February 13, 2008, to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, indices, grains, U.S. and non-U.S. interest rates, softs and metals. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master is authorized to sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master, owns a minority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”), indirectly through various subsidiaries, wholly owns CGM. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup. As of December 31, 2010, all trading decisions for the Master are made by the Advisor (defined below).

On April 1, 2008 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”), Diversified Multi-Advisor Futures Fund L.P. (“Diversified I”), Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 10,000.0000 Redeemable Units with cash equal to $10,000,000. Diversified I purchased 7,000.0000 Redeemable Units with cash equal to $7,000,000. Diversified II purchased 7,000.0000 Redeemable Units with cash equal to $7,000,000. The Master was formed to permit commodity pools managed now or in the future by Eckhardt Trading Company (the “Advisor”) using the Standard Program, the Advisor’s proprietary systematic trading program, to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Diversified 2000, Diversified I and Diversified II (each a “Feeder,” collectively the “Funds”), each of which owned approximately 40.5%, 34.5% and 25.0% investments in the Master at December 31, 2010, respectively. Diversified 2000, Diversified I and Diversified II had approximately 40.4%, 31.1% and 28.5% investments in the Master at December 31, 2009, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2030; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e. to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2). As of and for the year ended December 31, 2010, the Master did not hold any derivative that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended December 31, 2009, the Master did not hold any derivative instruments for which market quotations are not readily available and which were priced by broker-dealer that derive fair values for those assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). The gross presentation of the fair value of the Master’s derivatives by instrument type is shown in Note 4, “Trading Activities”.

		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	12/31/2010	(Level 1)	(Level 2)	(Level 3)

Assets
Futures	$2,382,658	$2,382,658	$—	$—
Forwards	47,060	47,011	49	—

Total fair value	$2,429,718	$2,429,669	$49	$—

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	12/31/2009	(Level 1)	(Level 2)	(Level 3)

Assets
Futures	$600,831	$600,831	$—	$—
Forwards	290,682	290,682	—	—

Total fair value	$891,513	$891,513	$—	$—

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery can not occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Forward Foreign Currency Contracts. Foreign currency contracts are contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Realized gains (losses) and changes in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

f.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. Generally, the 2008 through 2010 tax years remain subject to examination by U.S. federal and most state tax authorities. Management does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.	Subsequent Events. Management of the Master evaluates events that occur after the balance sheet date but before financial statements are filed. Management has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

j.	Net Income (Loss) per Unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights”.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon 30 days’ notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees, including CGM’s direct brokerage fees, shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2010 and 2009, the amounts of cash held by the Master for margin requirements was $3,438,436 and $3,204,078, respectively. The Customer Agreement may be terminated upon notice by either party.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition.

All of the commodity interests owned by the Master are held for trading purposes. The average number of futures contracts traded for the years ended December 31, 2010 and 2009, based on a monthly calculation, were 1,335 and 720, respectively. The average number of metal forward contracts traded for the years ended December 31, 2010 and 2009, based on a monthly calculation, were 26 and 25, respectively. The average notional values of currency forward contracts for the years ended December 31, 2010 and 2009, based on a monthly calculation, were $209,071 and $68,302, respectively. In prior year, the average contracts and average notional values were based on a quarterly and not a monthly calculation. The amounts for the year ended December 31, 2009 have been revised accordingly.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2010 and 2009.

December 31, 2010

Assets
Futures Contracts
Currencies	$1,499,179
Energy	57,186
Grains	493,177
Indices	86,277
Interest Rates U.S.	2,400
Interest Rates Non-U.S.	216,049
Metals	124,900
Softs	3,024

Total unrealized appreciation on open futures contracts	$2,482,192

Liabilities
Futures Contracts
Energy	$(33,354)
Indices	(49,917)
Interest Rates Non-U.S.	(14,837)
Softs	(1,426)

Total unrealized depreciation on open futures contracts	$(99,534)

Net unrealized appreciation on open futures contracts	$2,382,658 *

Assets
Forward Contracts
Currencies	$336
Metals	207,781

Total unrealized appreciation on open forward contracts	$208,117

Liabilities
Forward Contracts
Currencies	$(287)
Metals	(160,770)

Total unrealized depreciation on open forward contracts	$(161,057)

Net unrealized appreciation on open forward contracts	$47,060 **

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

December 31, 2009

Assets
Futures Contracts
Currencies	$137,351
Energy	159,874
Grains	26,855
Indices	195,792
Interest Rates U.S.	19,352
Interest Rates Non-U.S.	28,140
Metals	44,650
Softs	178,261

Total unrealized appreciation on open futures contracts	$790,275

Liabilities
Futures Contracts
Currencies	$(33,995)
Energy	(1,478)
Grains	(42,650)
Interest Rates U.S.	(50,597)
Interest Rates Non-U.S.	(24,793)
Metals	(22,940)
Softs	(12,991)

Total unrealized depreciation on open futures contracts	$(189,444)

Net unrealized appreciation on open futures contracts	$600,831 *

Assets
Forward Contracts
Metals	$341,017

Total unrealized appreciation on open forward contracts	$341,017

Liabilities
Forward Contracts
Metals	$(50,335)

Total unrealized depreciation on open forward contracts	$(50,335)

Net unrealized appreciation on open forward contracts	$290,682 **

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2009 and 2010.

	2010		2009
Sector	Gain (Loss) from trading		Gain (Loss) from trading

Currencies	$1,671,635		$(933,134)
Energy	(1,533,466)		(1,166,899)
Grains	1,242,138		(500,805)
Indices	127,571		248,635
Interest Rates U.S.	2,628,797		(299,085)
Interest Rates Non-U.S.	316,231		110,249
Metals	377,887		1,358,927
Softs	548,172		564,464

Total	$5,378,965	***	$(617,648	)***

***	This amount is in “Gain (loss) from trading, net” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least 3 days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.  Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2010 and 2009 and for the period from April 1, 2008 (commencement of trading operations) to December 31, 2008 were as follows:

	2010	2009	2008

Net realized and unrealized gains (losses)*	$309.47	$(36.49)	$37.11
Interest income	0.92	0.70	6.32
Expenses**	(4.78)	(4.88)	(3.09)

Increase (decrease) for the year/period	305.61	(40.67)	40.34
Distribution of interest income to feeder funds	(0.92)	(0.70)	(6.32)
Net asset value per unit, beginning of year/period	992.65	1,034.02	1,000.00

Net asset value per unit, end of year/period	$1,297.34	$992.65	$1,034.02

*	Includes clearing fees.

**	Excludes clearing fees.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

	2010	2009	2008

Ratios to average net assets:
Net investment income (loss)***	(1.0)%	(0.7)%	0.3	%****

Operating expenses	1.1%	0.7%	0.4	%****

Total return	30.7%	(4.0)%	4.0%

***	Interest income less total expenses.

****	Annualized.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk as the sole counterparty or broker with respect to the Master’s assets is CGM or a CGM affiliate. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM, the Master’s counterparty is an exchange or clearing organization.

CMF Eckhardt Master Fund L.P.
Notes to Financial Statements
December 31, 2010

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.